Exhibit 99.1

Longevity Market

Assets, LLC

Consolidated Financial Statements as of and

for the Years Ended December 31, 2022 and

2021, and Report of Independent Registered

Public Accounting Firm

LONGEVITY MARKET ASSETS, LLC

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021:
Consolidated Balance Sheets	5
Consolidated Statements of Operations and Comprehensive Income (Loss)	6
Consolidated Statements of Changes in Members’ Equity	7
Consolidated Statements of Cash Flows	8
Notes to Consolidated Financial Statements	9 - 31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members

Longevity Market Assets, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Longevity Market Assets, LLC (a Florida limited liability company) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since

2022. Philadelphia, Pennsylvania
March 24, 2023

LONGEVITY MARKET ASSETS, LLC

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2022 AND 2021

	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,052,823	$102,420
Accounts receivable	10,448	—
Related party receivable	198,364	67,491
Due from affiliates	2,904,646	—
Prepaid expenses and other current assets	116,646	24,905

Total current assets	33,282,927	194,816
PROPERTY AND EQUIPMENT—Net	18,617	22,899
OTHER ASSETS
Operating right-of-use asset	77,011	122,503
Life settlement policies, at cost	8,716,111	—
Life settlement policies, at fair value	13,809,352	—
Available for sale securities, at fair value	1,000,000	250,000
Other investments	1,300,000	1,250,000
Other non-current assets, at fair value	890,829	—

TOTAL ASSETS	$59,094,847	$1,840,218

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$40,014	$—
Due to affiliates	263,785	930,630
Operating lease liabilities- current portion	48,127	45,107
Accrued transaction costs	908,256	—
Other current liabilities	42,227	20,192

Total current liabilities	1,302,409	995,929

Long-term debt, at fair value	28,249,653	—
Operating lease liabilities- noncurrent portion	29,268	77,396

Deferred tax liability	1,363,820	—

TOTAL LIABILITIES	30,945,150	1,073,325

COMMITMENTS AND CONTINGENCIES (Note 9)
MEMBERS’ EQUITY:
Common units, $10.00 par value; 5,000 common units issued and outstanding at December 31, 2022 and 2021	50,000	50,000
Additional paid-in capital	660,000	660,000
Retained earnings	25,487,323	205,048
Accumulated other comprehensive income	1,052,836	—
Non-controlling interest	899,538	(148,155)

Total members’ equity	28,149,697	766,893

TOTAL LIABILITIES AND EQUITY	$59,094,847	$1,840,218

The accompanying notes are an integral part of these consolidated financial statements.

LONGEVITY MARKET ASSETS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
REVENUES:
Portfolio servicing revenue
Related party servicing revenue	$818,300	$699,884
Portfolio Servicing revenue	652,672	380,102

Total portfolio servicing revenue	1,470,973	1,079,986
Active management revenue
Investment Income from life insurance policies held using investment method	37,828,829	120,000
Change in fair value of life insurance policies (policies held using fair value method)	5,413,751	—

Total active management revenue	43,242,581	120,000

Total revenues	44,713,553	1,199,986

COST OF REVENUES (Excluding depreciation stated below)	6,245,131	735,893

Gross profit	38,468,422	464,093

OPERATING EXPENSES:
Sales and marketing	2,596,140	—
General, administrative and other	1,066,403	101,406
Change in fair value of debt	90,719	—
Unrealized loss on investments	1,045,623	—
Other operating expenses	—	493,849
Depreciation	4,282	2,447

Total operating expenses	4,803,168	597,702

Operating income (loss)	33,665,255	(133,609)

OTHER (EXPENSE) INCOME
Interest (expense), net	(41,324)	—
Other (expense)	(347,013)	—

Total other (expense) income	(388,337)	—
Net income (loss) before tax	33,276,917	(133,609)

Income tax expense	889,943	—

NET INCOME (LOSS)	32,386,975	(133,609)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	704,699	(148,155)

NET INCOME ATTRIBUTABLE TO LONGEVITY MARKET ASSETS, LLC	$31,682,275	$14,546

EARNINGS PER UNIT:
Basic earnings per unit	$6,477.39	$2.91
Diluted earnings per unit	$6,477.39	$2.91
Weighted average shares outstanding—basic	5,000	5,000
Weighted average shares outstanding—diluted	5,000	5,000

NET INCOME	32,386,975	—
Other comprehensive income, net of tax:
Change in fair value of debt	1,395,829	—

Comprehensive income before non-controlling interests	33,782,804	—
Less: Net income attributable to non-controlling interests	704,699	—
Less: Comprehensive income attributable to non-controlling interests	342,994	—

Comprehensive income attributable to Longevity Market Assets, LLC	$32,735,111	—

The accompanying notes are an integral part of these consolidated financial statements.

LONGEVITY MARKET ASSETS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Units		Additional Paid-In Capital	Retained Earnings	Non- Controlling Interests	Accumulated Other Comprehensive Income	Total Members’ Equity
	Units	Amount
BALANCE AS OF DECEMBER 31, 2021	1,000	$50,000	$660,000	$590,502	$—	—	$1,300,502
Distributions	—	—	—	(400,000)	—	—	$(400,000)
Net income (loss)	—	—	—	14,546	(148,155)	—	$(133,609)

BALANCE AS OF DECEMBER 31, 2021	1,000	50,000	660,000	205,048	(148,155)	—	766,893

Distributions	—	—	—	(6,400,000)	—	—	$(6,400,000)
Other Comprehensive Income	—	—	—	—	342,994	1,052,836	$1,395,829
Net income	—	—	—	31,682,275	704,699	—	$32,386,975

BALANCE AS OF DECEMBER 31, 2022	5,000	$50,000	$660,000	$25,487,323	$899,538	$1,052,836	$28,149,697

LONGEVITY MARKET ASSETS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$32,386,975	$(133,609)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,282	2,447
Unrealized loss on investments	1,045,623	—
Unrealized (gain) on policies	(5,742,377)	—
Change in fair value of debt	90,719	—
Income tax expense	889,943	—
Non-cash lease expense	383	—
Changes in operating assets and liabilities:
Accounts receivable	(10,448)	—
Related party receivable	(130,873)	(11,047)
Other receivable	—	18,315
Prepaid expenses	(91,741)	(23,738)
Other noncurrent assets	(1,936,452)	—
Accounts payable	40,014	—
Accrued transaction costs	908,256	—
Other current liabilities	22,035	8,463
Life Settlement Policies purchased, at fair value	(8,066,975)	—
Life Settlement Policies purchased, at cost	(8,716,111)	—

Net cash provided by/(used in) operating activities	10,693,254	(139,169)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(25,346)
Purchase of available for sale securities	(750,000)	(250,000)
Purchase of other investments, at cost	(50,000)	—
Due from affiliates	(2,904,646)	—

Net cash (used in) investing activities	(3,704,646)	(275,346)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long term debt, at fair value	30,028,640	—
Due to affiliates	(666,845)	781,663
Member capital distribution	(6,400,000)	(400,000)

Net cash provided by/(used in) financing activities	22,961,795	381,663

NET INCREASE (DECREASE) IN CASH	29,950,403	(32,852)
CASH AT THE BEGINNING OF THE YEAR	102,420	135,272

CASH AT THE END OF THE YEAR	$30,052,823	$102,420

The accompanying notes are an integral part of these consolidated financial statements.

LONGEVITY MARKET ASSETS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

1.	DESCRIPTION OF BUSINESS

Longevity Market Assets, LLC (together with its subsidiaries, the “Company” or “LMA”) was formed in February 2017 as Abacus Life Services, LLC in the state of Florida and subsequently changed its name in February 2022. The Company is a provider of services pertaining to life insurance settlements and offers policy servicing to owners and purchasers of life settlement assets, as well as consulting, valuation, and actuarial services. The Company offers value to the owners of life settlements by monitoring and maintaining the policy, and performing all administrative work involved to keep the policy in force and at the premium level most advantageous to the owner.

The Company is also engaged in buying and selling of life settlement policies in which it uses its own capital, and purchases life settlement contracts with the intent to either hold to maturity to receive the associated death claim payout, or to sell to another purchaser of life settlement contracts for a gain on the sale. The Company is headquartered in Orlando, Florida.

On August 30, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East Resources Acquisition Company (“ERES”), which was subsequently amended on October 14, 2022 and April 20, 2023. As part of the Merger Agreement, the total transaction value is $618,000,000, where the holders of the Company’s common units together with the holders of Abacus Settlements, LLC (“Abacus”), a commonly owned affiliate, will receive aggregate consideration of approximately $531,800,000, payable in a number of newly issued shares of ERES Class A common stock, par value $0.0001 per share (“ERES Class A common stock”), with a value ascribed to each share of ERES Class A common stock of $10.00 and, to the extent the aggregate transaction proceeds exceed $200.0 million, at the election of the Company’s and Abacus’s members, up to $20.0 million will be payable in cash to the Company’s and Abacus’s members. The transaction is expected to close in Q2 2023, subject to shareholder approval and customary closing conditions. The Company has accrued $908,226 of legal, advisory and audit fees related to the pending merger transaction, which have been included in Accrued Transaction Costs on the Consolidated Balance Sheets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These statements include the financial statements of Longevity Market Assets, LLC and its wholly owned and controlled subsidiaries and subsidiaries in which the Company holds a controlling financial interest or is the primary beneficiary. Intercompany transactions and accounts have been eliminated in consolidation.

Consolidation of Variable Interest Entities—For entities in which the Company has variable interests, the Company first evaluates whether the entity meets the definition of a variable interest entity (“VIE”) or a voting interest entity (“VOE”). If the entity is a VIE, the Company focuses on identifying whether it has the power to direct the activities that most significantly impact the VIE’s economic performance and whether it has the obligation to absorb losses or the right to receive benefits from the VIE. If the Company is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the variable interest entity will be included in the Company’s consolidated financial statements. The proportionate share not owned by the Company is recognized as Noncontrolling interest and Net income (loss) attributable to noncontrolling interest on the Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive (Loss) Income, respectively. If the entity is a VOE, the Company evaluates whether it has the power to control the VOE through a majority voting interest or through other arrangements.

Accounting Standards Codification (“ASC”) Topic 810, Consolidations, requires the Company to separately disclose on its Consolidated Balance Sheets the assets of consolidated VIEs and liabilities of consolidated VIEs as to which there is no recourse against the Company. As of December 31, 2022, total assets and liabilities of consolidated VIEs is $30,073,972 and $27,116,762, respectively. As of December 31, 2021, total assets and liabilities of consolidated VIEs is $400 and $0, respectively.

On October 4, 2021, the Company entered into an Operating Agreement with LMX Series, LLC (“LMX“) and three other unaffiliated investors to obtain a 70% ownership interest in LMX, which was newly formed in August 2021. LMX had no operating activity prior to the Operating Agreement being signed. LMX has a wholly owned subsidiary, LMATT Series 2024, Inc., a Delaware C-Corporation. While the Company and three other investors each contributed $100 to LMX, the Company directs the most significant activities by managing the investment offerings, and sponsoring and creating structured investment grade insurance liabilities, and thus was provided a 70% ownership interest. LMX is a VIE and the Company is the primary beneficiary of LMX. The Company has included the results of LMX and its subsidiaries in its consolidated financial statements for the year ended December 31, 2022.

On March 3, 2022, the Company formed Longevity Market Advisors, LLC (“Longevity Market Advisors”), which the Company has an 80% ownership interest in. The Longevity Market Advisors legal entity was established primarily for the purpose of acquiring the assets of a broker/dealer, Regional Investment Services, Inc. (“RIS”), an Ohio corporation. Longevity Market Advisors is a VIE and the Company is the primary beneficiary of Longevity Market Advisors. The purchase price in exchange for RIS was $60,000. The Company evaluated whether this represented a business combination or an asset acquisition under ASC 805. While the purchase of RIS represents a business, it was further determined that as RIS was purchased for the primary reason of being registered by the Financial Industry Regulatory Authority (“FINRA”). As there are no tangible or intangible assets of value from RIS that would meet the capitalization criteria that have standalone value, the Company has expensed the purchase in general and administrative costs. Upon closing of the transaction, Longevity Market Advisors will comprise 100% of the ownership structure of RIS, and RIS will be a wholly owned subsidiary. The Company has included the results of Longevity Market Advisors and its subsidiaries in its consolidated financial statements for the year ended December 31, 2022.

On November 30, 2022, LMA Series, LLC, a wholly owned subsidiary of the Company, signed an Operating Agreement to be the sole member of a newly created general partnership, LMA Income Series, GP, LLC. Subsequent to that, LMA Income Series, GP, LLC formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2022.

Non-Consolidated Variable Interest Entities—On January 1, 2021, the Company entered into an option agreement with two commonly owned full-service origination, servicing and investment providers (“the Providers”) in which the Company agreed to fund certain capital needs with an option to purchase the outstanding equity ownership of the Providers.

The Company accounted for its investment in the call options as an equity security, pursuant to ASC 321. In arriving at this accounting conclusion, the Company first considered whether the call option met the definition of a derivative pursuant to ASC 815 and concluded that it did not as the instrument does not provide for net settlement and accordingly is not a derivative. The Company also concluded that the call option does not provide the Company with a controlling financial interest in the legal entity pursuant to ASC 810. The call option includes material contingencies prior to exercisability that the Company does not anticipate will be resolved; additionally, the call option is in a legal entity for which the share price has no readily determinable fair value. The Company’s basis in the call option, pursuant to ASC 321, is zero and accordingly the call option is not reflected in the statement of financial position.

The Company provided $347,013 of funding for the year ended December 31, 2022 which is included in Other (Expense) Income on the Consolidated Statements of Operations and Comprehensive Income (Loss) and $120,000 of funding for the year ended December 31, 2021 which was repaid in full by the Providers during that same year. See Note 9, “Commitments and Contingencies.”

For the years ended December 31, 2022 and 2021, the Providers were considered to be VIEs, but were not consolidated in the Company’s consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion. For the year ended December 31, 2022, the unaudited financial information for the unconsolidated VIE’s are as follows: held assets of $126,040 and liabilities of $0 and held assets of $861,924 and liabilities of $358,586, respectively. As of December 31, 2021, unaudited financial information for the non-consolidated VIEs were as follows: held assets of $122,279 and liabilities of $0 and held assets of $474,288 and liabilities of $2,218, respectively.

Noncontrolling Interest—Noncontrolling interest represents the share of consolidated entities owned by third parties. At the date of formation or upon acquisition, the Company recognizes noncontrolling interest on the Consolidated Balance Sheets at an amount equal to the noncontrolling interest’s proportionate share of the relative fair value of any assets and liabilities acquired. Noncontrolling interest is subsequently adjusted for the noncontrolling shareholder’s additional contributions, distributions, and the shareholder’s share of the net earnings or losses of each respective consolidated entity.

Net income of a consolidated entity is allocated to noncontrolling interests based on the noncontrolling shareholder’s ownership interest during the period. The net income or loss that is not attributable to the Company is reflected in Net income (loss) attributable to noncontrolling interests in the Consolidated Statement of Operations and Comprehensive Income (Loss).

Use of Estimates— The preparation of U.S. GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of financial statements and the report’s amounts of revenue and expenses during the reporting periods. The Company’s estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from the estimates. Estimates are used when accounting for revenue recognition and related costs, the selection of useful lives of property and equipment, valuation of other receivables, valuation of other investments, valuation of life settlement policies, valuation of available for sale securities, impairment testing, income taxes and legal reserves.

Life Insurance Settlement Policies—The Company accounts for its holdings of life insurance settlement policies in accordance with ASC 325-30, Investments in Insurance Contracts. The Company accounts for life settlement policies purchased that it intends to hold to maturity at fair value and life settlement policies that it intends to trade in the near term at cost plus premiums paid.

The Company follows ASC 820, Fair Value Measurements and Disclosures, in estimating the fair value of its life insurance policies held at fair value. ASC 820 defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-level, fair value hierarchy that prioritizes the inputs used to measure fair value. Level 1 relates to quoted prices in active markets for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s valuation of life settlements is considered to be Level 3, as there is currently no active market where it is able to observe quoted prices for identical assets. The Company’s valuation model incorporates significant inputs that are not observable. See Note 10, “Fair Value Measurements.” For policies held at fair value, changes in fair value are reflected in operations in the period the change is calculated.

For policies held under the investment method, the Company tests the impairment if it becomes aware of information indicating that the carrying value plus undiscounted future premiums of a policy may not be recoverable. This information is gathered initially through extensive underwriting procedures at purchase of the settlement contract, as well as through periodic underwriting review that includes medical reports and life expectancy evaluations. The policies held by the Company using the investment method are expected to be owned for a shorter-term and are actively marketed to potential buyers. The market feedback received through these interactions provides the Company with information related to a potential impairment. If a policy is determined to be impaired, the Company will adjust the carrying value to the fair value determined through the impairment analysis.

The Company accounts for cash proceeds from sale and maturity of life insurance settlement policies, as well as cash outflows for premium payments, as operating activities within the Consolidated Statements of Cash Flows.

Going Concern—Management evaluates at each annual and interim period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Management’s evaluation is based on relevant conditions and events that are known and reasonably knowable at the date that the consolidated financial statements are issued. Management has concluded that there are no conditions or events, considered in the aggregate, that raise substantial doubt about Company’s ability to continue as a going concern within one year after the date these consolidated financial statements were issued.

Cash and Cash Equivalents—Cash and cash equivalents include short-term and all highly-liquid debt instruments purchased with an original maturity of three months or less.

Fair Value Measurements—The following fair value hierarchy is used in selecting inputs for those assets and liabilities measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The Company evaluates these inputs and recognizes transfers between levels, if any, at the end of each reporting period. The hierarchy consists of three levels:

Level 1—Valuation based on quoted market prices in active markets for identical assets or liabilities.

Level 2—Valuation based on inputs other than Level 1 inputs that are observable for the assets or liabilities either directly or indirectly.

Level 3—Valuation based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and supported by little or no observable market activity.

The Company’s financial instruments consist of cash, cash equivalents, accounts receivables, due to affiliates, equity investments in privately held companies, S&P options, life settlement policies, available for sale securities, market-indexed debt and secured borrowings. Cash, cash equivalents, accounts receivables, and due to affiliates are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

Equity investments in privately held companies without readily determinable fair values are recognized at fair value on a nonrecurring basis when observable price changes from orderly transactions for identical or similar investments become available. Available-for-sale securities are measured at fair value using inputs that are not readily determinable. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized.

S&P options are recognized at fair value using quoted market prices in active markets, with changes in fair value included in net income. Market-indexed debt is measured on a quarterly basis, with qualifying changes in fair value recognized in net income, except for the portion of the total change in the fair value of the liability that results from a change in the instrument-specific credit risk, which is separately included in other comprehensive income in accordance with ASC 825-10-45-5. The measurement approach for life settlement policies is included above within the Life Settlement Policies disclosure.

Related party receivables—Related party receivable are amounts owed to the Company by related party customers for services delivered. Management regularly reviews customer accounts for collectability and will record an allowance for these accounts when deemed necessary. Management determines the allowance for credit losses based on a review of outstanding receivables, historical collection experience, current economic conditions, and reasonable and supportable forecasts. Related party receivables are charged off against the allowance for credit losses when deemed uncollectible (after all means of collection have been exhausted and the potential for recovery is deemed remote). Recoveries of related party receivables previously written off are recorded when received. Due to the nature of operations, related party receivables are due primarily from parties which the Company serves. As a result, management deems all amounts due to be collectable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company did not record material allowance for credit losses as of December 31, 2022 and December 31, 2021, respectively.

Other Investments—Equity investments without readily determinable fair values include the Company’s investments in privately-held companies in which the Company holds less than a 20% ownership interest and does not have the ability to exercise significant influence. The Company measures these investments at cost, and these investments are adjusted through net earnings when they are deemed to be impaired or when there is an adjustment from observable price changes (referred to as the “measurement alternative”). These investments are included in other investments on the financial statements, at cost on the Consolidated Balance Sheets. In addition, the Company monitors these investments to determine if impairment charges are required based primarily on the financial condition and near-term prospects of these companies.

Available-For-Sale Securities—The Company has investments in securities that are classified as available-for-sale securities, and which are reflected on the Consolidated Balance Sheets at fair value. These securities solely consist of a convertible promissory note in a private company that was entered into at arms-length. The Company determines the fair value using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. If any unrealized gains and losses on these investments are incurred, these would be included as a separate component of accumulated other comprehensive loss, net of tax, on the Consolidated Balance Sheets. The Company classifies its available-for-sale securities as short-term or long-term based on the nature of the investment, its maturity date and its availability for use in current operations. The Company monitors the fair value of the securities fall below amortized cost basis. Credit losses identified are reflected in the allowance for credit losses and any credit losses reversed are recognized in earnings. As of December 31, 2022 and 2021, the fair value of the securities were determined to materially approximate amortized cost basis, thus no unrealized gains or losses were recorded, and the Company did not record any allowance for credit losses. The Company writes off uncollectible accrued interest receivable balances in a timely manner. The Company did not have material accrued interest on its available-for-sale securities as of December 31, 2022 and December 31, 2021.

Other Noncurrent Assets, at fair value— The other noncurrent assets balance consists of S&P 500 put and call options that were purchased through a broker as an economic hedge related to the market-indexed instruments that are included in Long-Term Debt. The Company records these options at fair value and recognizes changes in fair value as part of net income.

Concentrations—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and available-for-sale securities. The Company maintains its cash in bank deposit accounts with high-quality financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the accompanying Consolidated Balance Sheets. The Company extends different levels of credit to its customers and maintains allowance for doubtful accounts based upon the expected collectability of accounts receivable. The Company’s procedures for determining this allowance includes evaluating individual customer receivables, considering a customer’s financial condition, monitoring credit history and current economic conditions, and using historical experience applied to an aging of accounts.

Two related party customers accounted for 75% and 16% of the total accounts receivable as of December 31, 2022 and two related party customers accounted for 51% and 49% as of December 31, 2021. The largest receivables balances are from related parties where exposed credit risk is low. As such, there is no allowance for doubtful accounts as of December 31, 2022 and December 31, 2021.

One customer accounted for 51% of active management revenue, while 22% of revenue related to two policies that matured that were accounted for under the investment method for the year ended December 31, 2022. Two related party customers each accounted for 28% of the portfolio servicing revenue for the year ended December 31, 2022. Three customers accounted for 29%, 29% and 20% of the total revenues for the year ended December 31, 2021, respectively.

Property and Equipment, Net—Property and equipment are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over the following estimated useful lives:

Estimated Useful Life
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Expenditures for maintenance and repairs that do not extend the useful lives of property and equipment are expensed as incurred. Upon retirement or sale of assets, the cost and related accumulated depreciation are written off and any resulting gain or loss is reflected in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

Property and equipment are tested for recoverability whenever events or changes in circumstance indicate that their carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of property and equipment is not recoverable and exceeds its fair value. Recoverability is determined based on the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. There were no impairments recognized during the years ended December 31, 2022 and 2021, respectively. Property and equipment to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Revenue Recognition—The Company generally derives its revenue from life settlement servicing and consulting activities (Portfolio Servicing Revenue) and life settlement trading activities (Active Management Revenue).

Portfolio Servicing Revenue—Portfolio servicing is comprised of servicing activities and consulting activities. The Company enters into service agreements with the owners of life settlement contracts and is responsible for maintaining the policy, manages processing of claims in the event of death of the insured and ensuring timely payment of optimized premiums computed to derive maximum return on maturity of the policy. The company neither assumes the ownership of the contracts nor undertakes the responsibility to make the premium payments, which remains with the owner of the policy. These service arrangements have contractual terms typically ranging from one-month to ten years and include fixed charges within its contracts as part of the total transaction price which are recognized on gross basis. To the extent that variable consideration is not constrained, the Company includes an estimate of the variable amount, as appropriate, within the total transaction price and updates its assumptions over the duration of the contract. Variable consideration has not been material. The duties performed by the company under these arrangements are considered as a single performance obligation that is satisfied on a monthly basis as the customer simultaneously receives and consumes the benefit provided by the Company as the Company performs the service. As such, revenue is recognized for services provided for the corresponding month.

Under consulting engagements, the Company provides services typically for the owners of life settlement contracts who are often customers of the servicing business line, or customers of Abacus. These consulting engagements are comprised of valuation, actuarial services, and overall policy assessments related to life settlement contracts and are short-term in nature. The performance obligations are typically identified as separate services with a specific deliverable or a group of deliverables to be provided in tandem, as agreed to in the engagement letter or contract. Each service provided under a contract is considered as a performance obligation and revenue is recognized at a point in time when the deliverable or group of deliverables is transferred to the customer.

Active Management Revenue—The Company also engages in buying and selling life settlement policies whereby each potential policy is independently researched to determine if it would be a profitable investment. Some of the policies are purchased with the intent to hold to maturity, while others are held for trading to be sold for a gain. The Company elects to account for each investment in life settlement contracts using either the investment method or the fair value method. Once the accounting method is elected for each policy, it cannot be changed. Under the investment method, investments in contracts are based on the initial investment at the purchase price plus all initial direct costs. Continuing costs (e.g., policy premiums, statutory interest and direct external costs, if any) to keep the policy in force are capitalized. Under the fair value method, the company will record the initial investment of the transaction price and remeasures the investment at fair value at each subsequent reporting period. Changes in fair value are reported on earnings when they occur. Upon sale of a life settlement contract, the company will record revenue (gain/loss) for the difference between the agreed-upon purchase price with the buyer, and the carrying value of the contract.

Other Consideration— Payment terms and conditions vary by contract type, although terms generally require payment within 30 days of the invoice date. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied; however, the Company’s contracts do not contain a significant financing component.

Cost to Obtain and Fulfill Contracts— Costs to obtain contracts solely relate to commissions for brokers agents and employees who are directly involved in buying and selling policies as part of the active management revenue stream. The Company has elected to apply the ASC 606, Revenue from Contracts with Customers, ‘practical expedient’ which allows us to expense these costs as incurred if the amortization period related to the resulting asset would be one year or less. The Company has no significant instances of contracts that would be amortized for a period greater than a year, and therefore has no contract costs capitalized for these arrangements.

Segments— Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is the President and Chief Executive Officer (“CEO”). The Company has determined that it operates in two operating segments and two reportable segments, portfolio servicing and active management as the CODM reviews financial information presented for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Income Taxes— The Company is taxed as an S-corporation for U.S. federal income tax purposes as provided in Section 1362(a) of the Internal Revenue Code with the exception of three consolidated entities that are Delaware C-corporations. These VIEs and subsidiaries include LMATT Series 2024, Inc., the wholly owned subsidiary of LMX Series, LLC., which is consolidated into LMA as a VIE, as well as LMATT Growth Series 2.2024, Inc., a wholly owned subsidiary of LMATT Growth Series, Inc., and LMATT Growth and Income Series 1.2026, Inc., a wholly owned subsidiary of LMATT Growth and Income Series, Inc., which are all included in the consolidated financial statements. As such, the Company’s income or loss and credits are passed through to the members and reported on their individual federal income tax return. The three C-corporations file federal returns and in the state of Florida, where the businesses operates.

For LMATT Series 2024, Inc., taxes on earnings are based on pretax financial accounting income (losses).

The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process whereby: (i) management determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (ii) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority. There are currently no uncertain tax positions.

The Company recognizes interest and penalties as a component of income tax expense. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Leases— The Company accounts for its leases in accordance with ASC 842, Leases. A contract is or contains a lease if there is identified property, plant and equipment that is either explicitly or implicitly specified in the contract and the lessee has the right to control the use of the property, plant and equipment throughout the contract term, which is based on an evaluation of whether the lessee has the right to direct the use of the property, plant and equipment.

The Company has one lease for office space in Orlando, Florida that is accounted for as an operating lease and goes through July 31, 2024. The Company is responsible for utilities, maintenance, taxes and insurance, which are variable payments based on a reimbursement to the lessor of the lessor’s costs incurred. The Company excludes variable lease payments from the measurement of lease liabilities and right-of-use (“ROU”) assets recognized on the Company’s Consolidated Balance Sheets. Variable lease payments are recognized as a lease expense on the Company’s Consolidated Statements of Operations and Comprehensive Income in the period incurred. The Company has elected the practical expedient to account for lease components and non-lease components together as a single lease component for its real estate lease noted above.

The Company has elected the short-term lease exemption, which permits the Company to not recognize a lease liability and ROU asset for leases with an original term of one year or less. Currently the Company does not have any short-term leases. The Company’s current lease includes a renewal option. The Company has determined that the renewal option is not reasonably certain of exercise based on an evaluation of contract, market and asset-based factors, and therefore does not include periods covered by renewal options in its lease term. The Company’s leases generally do not include purchase options, residual value guarantees, or material restrictive covenants.

The Company determines its lease liability and ROU by calculating the present value of future lease payments. The present value of future lease payments is discounted using the Company’s incremental borrowing rate. As the Company’s leases generally do not have a readily determinable implicit rate, the Company uses its incremental borrowing rate based on market yields and comparable credit ratings, adjusted for lease term, to determine the present value of fixed lease payments based on information available at the lease commencement date.

The Company does not have any finance leases, nor is the Company a lessor (or sublessor).

See Note 16 for additional disclosures related to leases.

Earnings Per Unit—The Company has only one class of equity for net income (loss)per unit. Basic net income per unit is calculated by dividing net income by the weighted average number of units outstanding during the applicable period. If the number of units outstanding increases as a result of a stock dividend or stock split or decreases as a result of a reverse stock split, the computations of basic net income per unit are adjusted retroactively for all periods presented to reflect that change in capital structure. If such changes occur after the close of the reporting period but before issuance of the financial statements, the per-unit computations for that period and any prior-period financial statements presented are based on the new number of units.

3.	LIFE INSURANCE SETTLEMENT POLICIES

As of December 31, 2022, the Company holds 53 life settlement policies, of which 35 are accounted for under the fair value method and 18 are accounted for using the investment method (cost, plus premiums paid). Aggregate face value of policies held at fair value is approximately $40,092,154 as of December 31, 2022, with a corresponding fair value of approximately $13,809,352. Aggregate face value of policies accounted for using the investment method is $42,330,000 as of December 31, 2022, with a corresponding carrying value of approximately $8,716,111.

As of December 31, 2021, the Company did not own life settlement policies. As such, information herein has been presented only for the Consolidated Balance Sheets, dated as of December 31, 2022.

As of December 31, 2022, the Company did not have any contractual restrictions on its ability to sell policies, including those held as collateral for the issuance of long-term debt. See Note 11, “Long-Term Debt.”

Life expectancy reflects the probable number of years remaining in the life of a class of persons determined statistically, affected by such factors as heredity, physical condition, nutrition, and occupation. It is not an estimate or an indication of the actual expected maturity date or indication of the timing of expected cash flows from death benefits. The following tables summarize the Company’s life insurance policies grouped by remaining life expectancy as of December 31, 2022:

Policies Carried at Fair Value—

Remaining Life Expectancy (Years)	Number of Life Insurance Policies	Face Value	Fair Value
0-1	—	$—	$—
1-2	1	200,000	160,000
2-3	11	3,085,549	2,274,406
3-4	1	2,200,000	1,406,451
4-5	1	1,000,000	526,416
Thereafter	21	33,606,605	9,442,079

	35	$40,092,154	$13,809,352

Policies accounted for using the investment method—

Remaining Life Expectancy (Years)	Number of Life Insurance Policies	Face Value	Carrying Value
0-1	1	$3,000,000	$1,220,000
1-2	1	500,000	327,683
2-3	2	2,000,000	1,039,088
3-4	1	500,000	260,000
4-5	2	3,850,000	845,000
Thereafter	11	32,480,000	5,024,340

	18	$42,330,000	$8,716,111

Estimated premiums to be paid by the Company for its portfolio accounted for using the investment method during each of the five succeeding calendar years and thereafter as of December 31, 2022, are as follows:

2023	$799,201
2024	896,961
2025	895,559
2026	981,749
2027	1,096,323
Thereafter	4,197,118

Total	$8,866,912

The Company is required to pay premiums to keep its portion of life insurance policies in force. The estimated total future premium payments could increase or decrease significantly to the extent that actual mortalities of insureds differ from the estimated life expectancies.

For policies accounted for under the investment method, the Company has not been made aware of information causing a material change to assumptions relating to the timing of realization of life insurance settlement proceeds. The Company has also not been made aware of information indicating impairment to the carrying value of policies.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net comprised of the following:

	As of	As of
	December 31, 2022	December 31, 2021
Furniture and fixtures	$19,444	$19,444
Leasehold improvements	5,902	5,902

Property and equipment—gross	25,346	25,346

Less: accumulated depreciation	(6,729)	(2,447)

Property and equipment—net	$18,617	$22,899

Depreciation expense for the years ended December 31, 2022 and 2021 was $4,282 and $2,447, respectively.

5.	AVAILABLE-FOR-SALE SECURITIES, AT FAIR VALUE

Convertible Promissory Notes—The Company holds convertible promissory notes in a separate unrelated insurance technology company. In November 2021, the Company purchased a $250,000 note and then purchased an additional note in January 2022 for $250,000 as part of the Tranche 5 offering (“Tranche 5 Promissory Note”). The Tranche 5 Promissory Note pays six percent (6%) interest per annum. The Tranche 5 Promissory Note matures November 12, 2023 (“2023 Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the 2023 Maturity Date unless the Tranche 5 Promissory Note converts prior to the 2023 Maturity Date. Conversion into preferred shares occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $1,000,000 (“Next Equity Financing”).

In October 2022, the Company purchased an additional convertible promissory note in the same unrelated insurance technology company for $500,000 as part of the Tranche 6 offering (“Tranche 6 Promissory Note” and collectively with the Tranche 5 Promissory Note, the “Convertible Promissory Notes”). The Tranche 6 Promissory Note pays eight percent (8%) interest per annum and matures September 30, 2024 (“2024 Maturity Date”) and will be paid in full as to outstanding principal and accrued interest on the 2024

Maturity Date unless the Tranche 6 Promissory Note converts prior to the 2024 Maturity Date. Conversion into preferred shares occurs if the technology company engages in an additional equity financing event that yields gross cash proceeds in excess of $5,000,000 (“Next Round Securities”).

The Company applies the available-for-sale method of accounting for its investment in the Convertible Promissory Notes which are debt investments. The Convertible Promissory Notes do not qualify for either the held-to-maturity method due to the Convertible Promissory Notes’ conversion rights or the trading-securities method because the Company holds the Convertible Promissory Notes as a long-term investment. The Convertible Promissory Notes are measured at fair value at each reporting-period end. Unrealized gains and losses are reported in other comprehensive income until realized. As of December 31, 2022, the Company evaluated the fair value of its investment and determined that the fair value approximates the carrying value of $1,000,000 and there was no unrealized gain or loss recorded.

6.	OTHER INVESTMENTS AND OTHER NONCURRENT ASSETS

Other Investments:

Convertible Preferred Stock Ownership—The Company owns convertible preferred stock in two entities, further described below:

On July 22, 2020, the Company purchased 224,551 units of an unrelated insurance technology company’s Series Seed Preferred units for $750,000 (“Seed Units”). Upon conversion, the Seed Units held by the Company would represent 8.1% control in the technology company. During December 2022, the Company purchased an incremental 14,970 of Series Seed Preferred units for $50,000 and had a total of $800,000 investment as of December 31, 2022.

On December 21, 2020, the Company purchased 207,476 shares of a separate unrelated insurance technology company’s Series B-1 preferred stock for $500,000 (“Preferred Shares”). The Preferred Shares are convertible into voting common stock of the technology company at the option of the Company. Upon conversion, the Preferred Shares would represent less than 1% control in the technology company.

The Company applies the measurement alternative for its investments in the Seed Units and Preferred Shares because these investments are of an equity nature, and the Company does not have the ability to exercise significant influence over operating and financial policies of entities even in the event of conversion of the Seed Units or Preferred Shares. Under the measurement alternative, the Company records the investment based on original cost less impairments, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the investee. The Company’s share of income or loss of such companies is not included in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). The Company tests its investments for impairment whenever circumstances indicate that the carrying value of the investment may not be recoverable. No impairment of investments occurred for the years ended December 31, 2022 and 2021.

Other Noncurrent Assets- at fair value:

S&P Options—The Company owns S&P 500 put and call options that were purchased through a broker as an economic hedge related to the market-indexed debt instruments included in the long-term debt note. The value is based on shares owned and quoted market prices in active markets. Changes in fair value are recorded in the Unrealized Loss on Investments line item on the income statement.

7.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

The Company consolidates VIEs for which it is the primary beneficiary or VOEs for which it controls through a majority voting interest or other arrangement. See Note 2 for more information on how the Company evaluates an entity for consolidation.

The Company evaluated any entity in which it had a variable interest upon formation to determine whether the entity should be consolidated. The Company also evaluated the consolidation conclusion during each reconsideration event, such as changes in the governing documents or additional equity contributions to the entity. During the year ended December 31, 2022, the Company consolidated LMX, Longevity Market Advisors and LMA Income Series, LP, which had total assets and liabilities of $30,073,972 and $27,116,762, respectively. For the year ended December 31, 2021, the Company consolidated LMX, which had total assets and liabilities of $400 and $0, respectively. The Company did not deconsolidate any entities during the years ended December 31, 2022 or December 31, 2021.

For the year ended December 31, 2022, the Company held total assets of $987,964 and liabilities of $358,586, in unconsolidated VIEs. As of December 31, 2021, the Company held total assets of $596,567 and liabilities of $2,218 in unconsolidated VIEs.

8.	SEGMENT REPORTING

Segment Information—The Company organizes its business into two reportable segments (1) Portfolio Servicing and (2) Active Management, which generate revenue in different manners.

This segment structure reflects the financial information and reports used by the Company’s management, specifically its CODM, to make decisions regarding the Company’s business, including resource allocations and performance assessments as well as the current operating focus in compliance with ASC 280, Segment Reporting. The Company’s CODM is the President and CEO of the Company.

The Portfolio Servicing segment generates revenues by providing policy services to customers on a contract basis.

The Active Management segment generates revenues by buying, selling and trading policies and maintaining policies through to death benefit. The Company’s reportable segments are not aggregated.

The Company’s method for measuring profitability on a reportable segment basis is gross profit. The CODM does not review asset information related to investments nor expenditures incurred for long-lived assets given the Company’s investments are recognized on a cost basis and the Company’s long-lived assets are immaterial to the consolidated financial statements.

Information related to the Company’s reporting segments for the years ended December 31, 2022 and December 31, 2021 is as follows:

	As of December 31, 2022	As of December 31, 2021
Portfolio Servicing	$1,470,973	$1,079,986

Active Management	43,242,581	120,000

Total Revenue	$44,713,553	$1,199,986

Portfolio Servicing	$300,235	$406,093

Active Management	38,168,187	58,000

Gross profit	$38,468,422	$464,093

Sales and Marketing	$(2,596,140)	$—
General, administrative and other	(1,066,403)	(101,406)
Other operating expenses	—	(493,849)
Depreciation	(4,282)	(2,447)
Other expense	(347,013)	—
Interest (expense)	(42,798)
Interest income	1,474
Change on fair value of debt	(90,719)	—
Unrealized gain(loss) on investments	(1,045,623)	—
Income tax expense	(889,943)	—
Net loss attributable to non-controlling interest	(704,699)	148,155

Net income attributable to Longevity Market Assets, LLC	$31,682,275	$14,546

9.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings—Occasionally, the Company may be subject to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and accrues a liability when losses are probable and reasonably estimated. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually or taken together, have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

Commitment— The Company has entered into a Strategic Services and Expenses Support Agreement (“Expense Support Agreement”) with two commonly owned full-service origination, servicing, and investment providers (the “Providers”) in exchange for an option to purchase the outstanding equity ownership of the Providers. Pursuant to the Expense Support Agreement, LMA provides financial support and advice for the expenses of the Providers incurred in connection with their life settlement transactions businesses and the Providers are required to hire a life settlement transactions operations employee of an affiliate of LMA. No later than December 1 of each calendar year, LMA provides a budget for the Providers, in which LMA commits to extend financial support for all operating expenses up to the budgeted amount. “Operating Expenses” for purposes of the Expense Support Agreement means all annual operating expenses of the Providers incurred in the ordinary course of business, excluding the premiums paid for the Providers insurance coverages that are allocable to the insurance coverage provided to Institutional Life Holdings, LLC, which owns all the outstanding membership interests of the Providers if unrelated to the Providers’ settlement businesses.

Since inception of the Expense Support Agreement on January 1, 2021 through December 31, 2021, LMA had incurred $120,000 related to initial funding of operations, which were subsequently reimbursed and $0 related to expenses. For the year ended December 31, 2022, LMA incurred $347,013 of expenses related to the Expense Support Agreement, which is included in the Other Expense line of the Consolidated Statements of Operations and Comprehensive Income (Loss) and have not been reimbursed by the Providers.

10.	FAIR VALUE MEASUREMENTS

The Company determines fair value based on assumptions that market participants would use in pricing an asset or a liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 inputs: Other than quoted prices in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Recurring Fair Value Measurements—The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy are presented in the tables below.

As of December 31, 2022	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$13,809,352	$13,809,352
Available-for-sale securities, at fair value	—	—	1,000,000	1,000,000
Other Investments	—	—	1,300,000	1,300,000
S&P 500 options	890,829	—	—	890,829

Tot assets held at fair value	$890,829	$—	$16,109,352	$17,000,181

Liabilities:
Long-term debt	$—	$—	$28,249,653	$28,249,653

	Fair Value Hierarchy
As of December 31, 2021	Level 1	Level 2	Level 3	Total
Assets:
Life settlement policies	$—	$—	$—	$—
Available-for-sale securities, at fair value	—	—	250,000	250,000
Other investments	—	—	1,250,000	1,250,000
Other non-current assets	—	—	—	—

Tot assets held at fair value	$—	$—	$1,500,000	$1,500,000

Liabilities:
Long-term debt	$—	$—	$—	$—

Life Settlement Policies—The Company separately accounts for each owned life settlement policy using either the fair value method, or the investment method (cost, plus premiums paid). The valuation method is chosen upon contract acquisition and is irrevocable.

For policies carried at fair value, the Company utilizes valuation services of third-party actuarial firm, who value the contracts using Level 3 unobservable inputs, including actuarial assumptions, such as life expectancies and cash flow discount rates. The valuation model is based on a discounted cash flow analysis and is sensitive to changes in the discount rate used. The Company utilizes a discount rate of 12% for policy valuation, which is based on economic and company-specific factors.

For life settlement policies carried using the investment method, the Company measures these at the cost of the policy plus premiums paid. The policies accounted for using the investment method totaled $8,716,111 at December 31, 2022 and $0 at December 31, 2021.

Discount Rate Sensitivity—Changes in the 12% discount rate on the death benefit and premiums used to estimate the policies issued under LMATT Series 2024, Inc (“LMATT Policies”) fair value has been analyzed. If the discount rate increased or decreased by 2 percentage points and the other assumptions used to estimate fair value remained the same, the change in estimated fair value as of December 31, 2022, would be as follows:

As of December 31, 2022		Change in
Rate Adjustment	Fair Value	Fair Value
+2%	$12,376,891	$(1,432,461)
No change	13,809,352	—
-2%	15,571,704	1,762,352

Credit Exposure to Insurance Companies—The following table provides information about the life insurance issuer concentrations that exceed 10% of total death benefit or 10% of total fair value of the Company’s life insurance policies as of December 31, 2022:

Carrier	Face Value	Fair Value	Rating
American General Life Insurance Company	17%	15%	A
John Hancock Life Insurance Company	31	30	A+
ReliaStar Life Insurance Company	5	10	NR
Principal Life	10	10	A+
Securian Life Insurance Company	12	4	A+

The following table provides a roll forward of the fair value of life insurance as of December 31, 2022:

Fair value at December 31, 2021	$—

Policies purchased	8,161,975

Realized gain on matured/sold policies	105,000
Premius Paid	(433,626)
Unrealized gain on held policies	5,742,377

Change in estimated fair value	5,413,751
Matured/sold policies	(200,000)
Premiums paid	433,626

Fair value at December 31, 2022	$13,809,352

Long-Term Debt—See Note 11, “Long-Term Debt” for background information on the market-indexed debt. The Company has elected the fair value option in accounting for the instruments. Fair value is determined using Level 3 inputs. The valuation methodology is based on the Black-Scholes-Merton option-pricing formula and a discounted cash flow analysis. Inputs to the Black-Scholes-Merton model include (i) the S&P 500 Index price, (ii) S&P 500 Index volatility, (iii) a risk-free rate based on data published by the US Treasury, and (iv) a term assumption based on the contractual term of the LMATT Notes. The discounted cash flow analysis includes a discount rate that is based on the implied discount rate developed by calibrating a valuation model to the purchase price on the initial investment date. The implied discount rate is evaluated for reasonableness by benchmarking it to yields on actively traded comparable securities.

The total change in fair value of the debt resulted in a gain of $1,778,987. This comprises of a gain of $1,052,836, net of tax, which is included within accumulated other comprehensive income and $342,994, net of tax, which is included in equity of noncontrolling interests resulting from risk-adjusted valuation scenarios and a recognized a loss of $90,719 on the change in fair value of the debt resulting from risk-free valuation scenarios, which is included within Change in fair value of debt within the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2022.

The following table provides a roll forward of the fair value of the issued as of December 31, 2022:

Fair value at December 31, 2021	$—

Debt issued to third parties	$30,028,640

Unrealized loss on change in fair value (risk-free)	90,719
Unrealized (gain) on change in fair value (credit-adjusted)	(1,869,706)

Change in estimated fair value	(1,778,987)

Fair value at December 31, 2022	$28,249,653

Other Noncurrent Assets: S&P 500 Options— In February 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, purchased and sold S&P 500 call and put options through a broker. The Company purchased and sold additional S&P 500 call options through a broker in September 2022 through their 100% owned and fully consolidated subsidiaries, LMATT Growth Series 2.2024, Inc. and LMATT Growth & Income Series 1.2026, Inc. The options are exchange traded, and fair value is determined using Level 1 inputs of quoted market prices as of the Consolidated Balance Sheets date. Changes in fair value are classified as Unrealized gain/loss on investments within the Consolidated Statements of Operations and Comprehensive Income (Loss).

Financial Instruments Measured at Fair Value on a Nonrecurring Basis—The following financial assets, composed of equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified, or an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Available-for-Sale Investment—The Convertible Promissory Notes are classified as an available-for-sale securities. Available-for-sale investments are subsequently measured at fair value. Unrealized holding gains and losses are excluded from earnings and reported in other comprehensive income until realized. The Company determines fair value of its available-for-sale investments using unobservable inputs by considering the initial investment value, next round financing, and the likelihood of conversion or settlement based on the contractual terms in the agreement. The Company initially purchased a $250,000 convertible promissory note from the issuer in 2021 and then on January 7, 2022, the Company purchased an additional $250,000 convertible promissory note from the same issuer and then an additional $500,000 in October 2022. As of December 31, 2022 and 2021, the Company evaluated the fair value of its Convertible Promissory Notes and determined that the fair value approximates the carrying value of $1,000,000 and $250,000, respectively.

Other Investments—The Company determines fair value using Level 3 inputs under the measurement alternative. These investments are recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Impairment is assessed qualitatively. As of December 31, 2022 and 2021, the Company did not identify any impairment indictors and determined that the carrying value of $1,300,000 and $1,250,000, respectively, is the fair value for these equity investments in privately held companies, given that there have been no observable price changes.

Long-Term Debt – LMATT 1.2026 Issuance—The Company has issued $400,000 in market-indexed notes, which include participation in S&P 500 index returns and offer downside market protection. See additional information in the Long-Term Debt footnote. The company evaluates the fair value of the note using Level 3 unobservable inputs. As of December 31, 2022, the Company evaluated the fair value of the note and determined that the fair value approximates the carrying value of $400,000.

Financial Instruments Where Carrying Value Approximates Fair Value—The carrying value of cash, cash equivalents, accounts receivables, and due to affiliates approximates fair value due to the short-term nature of their maturities.

11.	LONG-TERM DEBT

Long-term debt comprises of the following:

	December 31, 2022		December 31, 2021
	Cost	Fair value	Cost	Fair value
Market-indexed notes:
LMATT Series 2024, Inc.	$9,866,900	$8,067,291	$—	$—
LMATT Series 2.2024, Inc.	2,333,391	2,354,013	—	—
LMATT Growth & Income Series 1.2026, Inc	400,000	400,000	—	—
Secured borrowing:
LMATT Income Series, LP	17,428,349	17,428,349	—	—

Total long-term debt	$30,028,640	$28,249,653	$—	$—

LMATT Series 2024, Inc. Market-Indexed Notes:

On March 31, 2022, LMATT Series 2024, Inc., which the Company consolidates for financial reporting, issued $10,166,900 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Series (LMATTS) 2024, are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to protect debt holders from market downturns, up to 40%. Any subsequent losses below the 40% threshold will reduce the notes on a one-to-one basis. As of December 31, 2022, $9,886,900 of the principal amount remained outstanding.

The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2022, the fair value of the LMATT Series 2024, Inc. notes was $8,067,291.

The notes are secured by the assets of the issuing entities, which includes cash, S&P 500 options, and life settlement policies totaling $12,200,797 as of December 31, 2022. The notes agreements do not restrict the trading of life settlement contracts prior to maturity of the notes, as total assets of the issuing companies are considered as collateral. There are also no restrictive covenants associated with the notes with which the entities must comply.

LMATT Series 2.2024, Inc. Market-Indexed Notes:

On September 16, 2022, LMATTS Series 2.2024, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $2,333,391 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Growth Series 2.2024, Inc. (“LMATTSTM Series 2.2024, Inc.”) are market-indexed instruments designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2024, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to provide upside performance participation that is capped at 120% of the performance of the S&P 500. A separate layer of the notes have a feature to protect debt holders from market downturns by up to 20% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 20%, the investments will experience all subsequent losses on a one-to-one basis. As of December 31, 2022, the entire principal amount remained outstanding.

The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2022, the fair value of the LMATT Series 2.2024, Inc. notes was $2,354,013.

The notes are secured by the assets of the issuing entity, LMATT Series 2.2024, Inc., which include cash, S&P 500 options, and life settlement policies totaling $3,246,756 as of December 31, 2022. The notes agreement does not restrict the trading of life settlement contracts prior to maturity of the notes, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the notes with which the entity must comply.

LMATT Growth and Income Series 1.2026, Inc. Market-Indexed Notes:

Additionally, on September 16, 2022, LMATT Growth and Income Series 1.2026, Inc., a 100% owned subsidiary which the Company consolidates for financial reporting issued $400,000 in market-indexed private placement notes. The notes, titled the Longevity Market Assets Target-Term Growth and Income Series 1.2026, Inc (“LMATTSTM Growth and Income Series 1.2026, Inc.”) are market-indexed instrument designed to provide upside performance exposure of the S&P 500 Index, while limiting downward exposure. Upon maturity of the notes in 2026, the principal, plus the return based upon the S&P 500 Index must be paid. The notes have a feature to provide upside performance participation that is capped at 140% of the performance of the S&P 500. A separate layer of the notes have a feature to protect debt holders from market downturns by up to 10% if the index price experiences a loss during the investment period. After the underlying index has decreased in value by more than 10%, the investment will experience all subsequent losses on a one-to-one basis. These notes also include a 4% dividend feature that will be paid annually. As of December 31, 2022, the entire principal amount remained outstanding.

The notes are held at fair value, which represents the exit price, or anticipated price to transfer the liability to a third party. As of December 31, 2022, the fair value of the LMATT Growth and Income Series 1.2026, Inc. notes was $400,000.

The notes are secured by the assets of the issuing entity, LMATT Growth and Income Series 1.2026, Inc., which include cash, S&P 500 options, and life settlement policies totaling $752,236 as of December 31, 2022. The notes agreement does not restrict the trading of life settlement contracts prior to maturity of the notes, as total assets of the issuing company are considered as collateral. There are also no restrictive covenants associated with the notes with which the entity must comply.

See additional fair value considerations within the Fair Value footnote.

LMA Income Series, LP and LMA Income Series, GP, LLC Secured Borrowing

LMA Income Series, GP, LLC, wholly owned and controlled by that LMA Series, LLC, formed a limited partnership, LMA Income Series, LP and issued partnership interests to limited partners in a private placement offering. The initial term of the offering is three years with the ability to extend for two additional one-year periods at the discretion of the general partner, LMA Income Series, GP, LLC. The limited partners will receive an annual dividend of 6.5% paid quarterly and 25% of returns in excess of a 6.5% internal rate of return capped at a 15% net internal rate of return. The General Partner will receive 75% of returns in excess of a 6.5% internal rate of return to limited partners then 100% in excess of a 15% net internal rate of return.

It was determined that LMA Series, LLC is the primary beneficiary of LMA Income Series, LP and thus has fully consolidated the limited partnership in its consolidated financial statements for the year ended December 31, 2022.

The private placement offerings proceeds will be used to acquire an actively managed large and diversified portfolio of financial assets. LMA, through its consolidated subsidiaries, serves as the portfolio manager for the financial asset portfolio, which includes investment sourcing and monitoring. In this role, LMA has the unilateral ability to acquire and dispose of any of the above investments. As the partnership does not represent a business in accordance with ASC 810 and is a consolidated subsidiary that only holds financial assets, this represents a transfer subject to ASC 860-10. As the financial assets are not transferred outside the consolidated group, the proceeds from the offering shall be classified as a liability unless it meets the definition of a participating interest and the derecognition criteria in ASC 860 are met. The transferred interest did not meet the definition of a participating interest as LMA possesses the unilateral ability to direct the sale of the financial assets (ASC 860-10-50-6A(d)). In accordance with ASC 860-30-25-2, as the transfer of the financial assets did not meet the definition of a participating interest, LMA shall recognize the proceeds received from the offering as a secured borrowing.

LMA elected to account for the secured borrowing at fair value under the collateralized financing entity guidance within ASC 810-10-30. As of December 31, 2022, the fair value of the secured borrowing was $17,428,349.

12.	MEMBERS’ EQUITY

The Company is authorized to issue up to 5,000 units of par value common units. Holders of the Company’s common units are entitled to one vote for each share. At December 31, 2022 and 2021, there were 5,000 units issued and outstanding. Holders of the common units were entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities.

13.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan in the U.S. intended to qualify under Section 401 (k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer up to 100% of their annual compensation on a pre-tax basis. For the years ended December 31, 2022 and 2021, the Company elected to match 50% of employee contributions up to a maximum of 4% of eligible employee compensation. For the years ended December 31, 2022 and 2021, the Company recognized expenses related to the 401(k) Plan amounting to $22,559 and $8,368, respectively.

14.	INCOME TAXES

As the Company elected to file as an S-corporation for federal and state income tax purposes, the Company incurred no federal or state income taxes, except for income taxes recorded related to some of their consolidated variable interest entities and subsidiaries which are taxable C corporations. These VIEs and subsidiaries include LMATT Series 2024, Inc., the wholly owned subsidiary of LMX Series, LLC, which is consolidated into LMA as a VIE, as well as LMATT Growth Series 2.2024, Inc., a wholly owned subsidiary of LMATT Growth Series, Inc., and LMATT Growth and Income Series 1.2026, Inc., a wholly owned subsidiary of LMATT Growth and Income Series, Inc., all of which are 100% owned subsidiaries and fully consolidated. Accordingly, tax expense (benefit) is attributable to amounts for LMATT Series 2024, Inc, LMATT Growth Series, Inc. and LMATT Growth and Income Series, Inc.

The components of provision for income taxes are as follows:

	December 31, 2022	December 31, 2021
Current provision:
Federal	$—	$—
State	—	—
Foreign	—	—

Total current tax	—	—

Deferred provision (benefit):
Federal	737,376	—
State	152,567	—
Foreign	—	—

Total deferred tax	889,943	—

Provision for income taxes	$889,943	—

For the years ended December 31, 2022 and 2021, the income tax expense differs from the provision that would result from applying federal and state statutory tax rates to income before income taxes due to the Company’s S-corporation election recognized for federal and state purposes.

For LMATT Series 2024, Inc., LMATT Growth Series, Inc. and LMATT Growth and Income Series, Inc., the Company recognized $889,943 of provision related to income taxes for the year ended December 31, 2022. For the year ended December 31, 2021, the Company recognized no provision related to income taxes for LMATT Series 2024, Inc. because the Company incurred operating losses and maintained a full valuation allowance against its net deferred tax assets.

The effective income tax rate differs from the federal statutory income tax rate applied to the profit loss before provision for income taxes due to the following:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Income tax benefit computed at federal statutory rate	$6,988,153	$(28,058)
Effect of pass through entities	$(6,147,068)	$(75,650)
State taxes, net of federal benefit	174,024	(21,458)
Valuation allowance	(125,166)	125,166

Income tax benefit at effective tax rate	$889,943	$—

The effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Deferred tax assets:
Net operating loss carryforwards	$167,554	$125,166
Basis Difference in Life Insurance Contracts	$109,903
Other	—	—

Gross deferred tax assets	277,457	125,166

Less: valuation allowance	—	(125,166)

Total deferred tax assets	277,457	—

Deferred tax liabilities:
Unrealized Gain	(1,641,277)	—

Other	—	—

Gross deferred tax liabilities	(1,641,277)	—

Deferred tax liabilities—net of allowance	$(1,363,820)	$—

The components of the Company’s net deferred tax assets are subject to realizability analysis in accordance with ASC 740. The establishment of a valuation allowance is based on consideration of all available evidence, both positive and negative, concerning the expectation of future realization, including, among other items: historical operating results; forecasts of future operations; the duration of statutory carryforward periods; experience with tax attributes expiring unused; and future reversals of existing taxable temporary differences and tax planning alternatives. In making such judgments, greater weight is given to evidence that can be objectively verified. Based on this analysis, the Company determined that sufficient positive evidence existed as of December 31, 2022 to support releasing the valuation allowance recorded against net operating loss tax attributes at December 31, 2021.

The Company has $661,092 of Federal Net Operating Losses and $661,092 State Net Operating Losses that can be carried forward indefinitely. The Federal Net Operating Losses may be used to offset 80% of taxable income in a given year.

The Company did not have any unrecognized tax benefits relating to uncertain tax positions at December 31, 2022 and 2021 and did not recognize any interest or penalties related to uncertain tax position at December 31, 2022 and 2021. The Company does not anticipate that changes in its unrecognized tax benefits will have a material impact on the Consolidated Statements of Operations and Comprehensive Income during 2023.

15.	RELATED PARTY TRANSACTIONS

As of December 31, 2022 and 2021, $263,785 and $930,630 of due to affiliates, respectively, were payable to the companies in which Company’s members own interest. As of December 31, 2022 and 2021, $2,904,646 and $0 of due from affiliates, respectively, were receivable from the companies in which the Company’s members own interest or are currently in negotiations with. The majority of the due from affiliate amount represents transaction costs incurred by the Company related to the planned business combination in which ERES has committed to reimburse the Company upon consummation of the merger.

The Company has a related party relationship with Nova Trading (US), LLC (“Nova Trading”), a Delaware limited liability company, and Nova Holding (US) LP, a Delaware limited partnership (“Nova Holding” and collectively with Nova Trading, “Nova Funds”), as the owners of the Company jointly own 11% of the

Nova Funds. The Company also earns service revenue related to policy and administrative services on behalf of Nova Funds. The annual servicing fee is equal to 50 basis points (0.50%) times the invested amount in policies held by Nova Funds. The servicing fee is billed monthly. The Company earned $818,300 and $699,884, respectively, in service revenue related to Nova Funds for the years ended December 31, 2022 and December 31, 2021.

The Company also uses Abacus to originate life settlement policies that it accounts for under the investment method. For the year ended December 31, 2022, the Company incurred $2,268,150 in origination expenses for life settlement policies that are included as part of active management revenue, given that revenue is presented on a net basis.

At December 31, 2022 and 2021, there were $196,289 and $67,491, respectively, in expense reimbursements owed from the Nova funds, which are included as related party receivables in the accompanying balance sheets.

16.	LEASES

In April 2021, the Company entered into an agreement to lease office space in Orlando, Florida from a related party. The lease is classified as an operating lease and goes through July 31, 2024. The Company does not have any other leasing activities.

The Company’s ROU assets and lease liabilities for its operating leases consisted of the following amounts as of December 31, 2022 and 2021:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Assets:
Operating lease right-of-use assets	$77,011	$122,503
Liabilities:
Operating lease liability, current	48,127	45,107
Operating lease liability, non-current	29,268	77,396
Total lease liability	—	—

	77,395	122,503

The Company recognizes lease expense for its operating leases within general, administrative, and other expenses on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s lease expense for the periods presented consisted of the following:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Operating lease cost	$48,784	$19,868
Variable lease cost	3,664	1,019

	52,449	20,887

The following table shows supplemental cash flow information related to lease activities for the periods presented:

Cash paid for amounts included in the measurement of the lease liability
Operating cash flows from operating leases	$48,399	$19,868

ROU assets obtained in exchange for new lease liabilities	—	$139,025

The table below shows a weighted-average analysis for lease terms and discount rates for all operating leases for the periods presented:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Weighted-average remaining lease term (in years)	1.58	2.58
Weighted-average discount rate	3.36%	3.36%

Future minimum noncancelable lease payments under the Company’s operating leases on an undiscounted basis reconciled to the respective lease liability at December 31, 2022 are as follows:

Operating leases
2023	$49,855
2024	29,514
2025	—
2026	—
2027	—
Thereafter	—

Total operating lease payments (undiscounted)	79,369
Less: Imputed interest	(1,974)

Lease liability as of December 31, 2022	$77,395

17.	SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions from the balance sheet date through March 24, 2023, the date at which the financial statements were issued.

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